EXHIBIT 99.2
For Immediate release:
Contact: Warren R. Wilkinson
Republic Airways Holdings
317-484-6042

REPUBLIC AIRWAYS AND US AIRWAYS EXPAND PARTNERSHIP
WITH THE ADDITION OF 30 EMBRAER 175 AIRCRAFT

Indianapolis, Indiana, (July 24, 2006) - Republic Airways Holdings (NASDAQ/NM: RJET), the parent company of Republic Airlines, today announced that its Republic Airlines subsidiary has signed an amendment to its jet services agreement with US Airways (NYSE: LCC) which calls for Republic to operate thirty 86-seat Embraer 175 aircraft as US Airways Express. These aircraft are in addition to the twenty-eight 72-seat Embraer 170 aircraft currently in service. The new Embraer 175s will replace 20 existing 50-seat Embraer 145s operated for US Airways Express by Republic Airways Holdings’ Chautauqua Airlines subsidiary. The remaining 10 Embraer 175 deliveries will either replace other retiring regional aircraft or be used for possible growth in 2008.

“We are very pleased to expand our relationship with US Airways with the addition of these 30 Embraer 175 regional jets,” said Bryan Bedford, Chairman, President and CEO of Republic Airways Holdings. “Our company has an excellent tradition of delivering safe, reliable and cost effective service to our customers and airline partners. We are especially excited to be the first US airline to operate the new 86-seat Embraer 175 regional aircraft. The Embraer E-Jets family continues to set high standards for airline service in North America. Passengers love this aircraft for its spacious interior design and in particular the absence of a middle seat.”

US Airways Executive Vice President Sales and Marketing Scott Kirby said, “Both Republic and Embraer offer an exceptional product and we’re pleased to expand our current partnership with both companies. The comfort of the Embraer 175 aircraft is important to our customers and the economics of the aircraft make good business sense.”

Key commercial terms of the agreement include:

1.	US Airways will continue to purchase all capacity for the Republic and Chautauqua aircraft at predetermined rates and industry standard pass-through costs.
2.	US Airways will continue to provide Republic and Chautauqua fuel at no cost.
3.	The Embraer 175 agreement has a term of twelve years.
4.	The first Embraer 175 aircraft is expected to be placed into service in January 2007 and the last aircraft in July 2008.
5.
The twenty 50-seat ERJ 145 aircraft to be removed from US Airways Express service will transition to Continental under Chautauqua’s recently announced service agreement with Continental Airlines. This transition is expected to occur during the first half of 2007.

Republic Airways has also reached an agreement with Embraer for the purchase of thirty 86-seat Embraer 175 aircraft for its Republic Airlines operation. These 30 Embraer 175 aircraft were originally options available to US Airways which were transferred to Republic. This brings the total number of E-Jets delivered or on order for Republic Airways to 106 firm and 75 options.

Republic Airways through its airline subsidiaries is the third largest operator of Embraer aircraft worldwide. The Embraer 175 aircraft will be operated in an 86-seat, single class configuration.

About Republic Airways Holdings

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that owns Chautauqua Airlines, Republic Airlines and Shuttle America. The airlines offer scheduled passenger service on approximately 1,000 flights daily to 89 cities in 35 states, Canada, Mexico and the Bahamas through airline services agreements with five major U.S. airlines. All of the airlines’ flights are operated under their major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The company’s Chautauqua Airlines operation will introduce new service on behalf of Continental Airlines in January 2007. The airlines currently employ over 3,300 aviation professionals and operate 166 regional jet aircraft including 71 Embraer 170 aircraft.

About US Airways
US Airways and America West’s recent merger creates the fifth largest domestic airline employing nearly 35,000 aviation professionals.  US Airways, US Airways Shuttle and US Airways Express operate approximately 3,800 flights per day and serve more than 230 communities in the U.S., Canada, Europe, the Caribbean and Latin America.  US Airways is a member of Star Alliance, which provides connections for our customers to 842 destinations in 152 countries worldwide. This press release and additional information on US Airways can be found at www.usairways.com.

Additional Information

In addition to historical information, this release contains forward-looking statements. Republic Airways may, from time-to-time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements encompass Republic Airways’ beliefs, expectations, hopes or intentions regarding future events. Words such as "expects," "intends," "believes," "anticipates," "should," "likely" and similar expressions identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to Republic Airways as of such date. Republic Airways assumes no obligation to update any forward-looking statement. Actual results may vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of reasons, including, among others, the risks discussed in our Form 10-K and our other filings made with the Securities and Exchange Commission, which discussions are incorporated into this release by reference.